Exhibit 3.1

AMENDMENTS TO THE COMPANY'S ARTICLES OF INCORPORATION

Article II, IV, VI and VII of the Company's Second Restated Articles of Incorporation shall be deleted and the following Articles II, IV, VI and VII substituted therefor.  In addition, the following Articles VIII, IX, X and XI shall be added to the Company's Second Restated Articles of Incorporation.

ARTICLE II

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Kentucky Business Corporation Act.

ARTICLE IV

        The total number of shares which the Corporation shall have authority to issue is 100,000 shares of Common Stock, and the par value of each of such shares is $0.01.

ARTICLE VI

        To the fullest extent permitted by, and in accordance with the provisions of, the Kentucky Business Corporation Act, as currently in effect or as the same may hereafter be amended ("Act"), the Corporation shall indemnify each person who is or was a director or officer of the Corporation against reasonable expenses (including reasonable attorneys' fees), judgments, taxes, penalties, fines (including any excise tax assessed with respect to an employee benefit plan) and amounts paid in settlement (collectively "Liability"), incurred by such person in connection with defending any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative, and whether formal or informal) to which such person is, or is threatened to be made, a party because such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, member, employee or agent of another domestic or foreign corporation, partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to employee benefit plans ("Proceeding").  A director or officer shall be considered to be serving an employee benefit plan at the Corporation's request if such person's duties to the Corporation also impose duties on or otherwise involve services by such person to the plan or to participants in or beneficiaries of the plan.

        To the fullest extent permitted by, and in accordance with the provisions of, the Act, the Corporation shall pay or reimburse reasonable expenses (including reasonable attorneys' fees) incurred by a director or officer who is a party to a Proceeding in advance of final disposition of such Proceeding.

        The indemnification against Liability and advancement of expenses provided by, or granted pursuant to, this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement may be entitled under the Bylaws,  any agreement or action of shareholders or disinterested directors or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office of the Corporation, shall continue as to a person who has ceased to be a director or officer of the Corporation, and shall inure to the benefit of the heirs, executors and administrators of such a person.

        Any repeal or modification of this Article VI by the Board of Directors or shareholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation under this Article VI with respect to any act or omission occurring prior to the time of such repeal or modification.

ARTICLE VII

        A director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of his or her duty as a director of the Corporation, except to the extent that such elimination or limitation of liability is not permitted under the Kentucky Business Corporation Act as currently in effect or as the same may hereafter be amended.

ARTICLE VIII

        The mailing address of the Corporation's principal office is 200 Park Avenue, 36th floor, New York, NY 10166.

ARTICLE IX

        The Board of Directors of the corporation is expressly authorized to adopt, amend or repeal by-laws of the Corporation.

ARTICLE X

        Elections of directors need not be by written ballot except and to the extent provided in the by-laws of the Corporation.

ARTICLE XI

        Any action required or permitted to be taken by the holders of Common Stock of the Corporation, including but not limited to the election of directors, may be taken by written consent or consents but only if such consent or consents are signed by all holders of Common Stock.